UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2017

CENVEO, INC.
(Exact Name of Registrant as Specified in Charter)

COLORADO	1-12551	84-1250533
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 FIRST STAMFORD PLACE
STAMFORD, CT		06902
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: (203) 595−3000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

[ ] Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

[ ] Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e−4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 5, 2017, the Board of Directors (the “Board”) of Cenveo, Inc. (the “Company”) appointed Mr. James Moorhead to the Board.

Mr. Moorhead is currently the Chief Marketing Officer at Metromile, a leader in pay-per-mile car insurance, where he is responsible for all marketing efforts. Prior to that, James spent three years at Dish Network ("DISH") as Senior Vice President, Chief Marketing Officer and served on DISH's executive leadership team. Previously, Mr. Moorhead spent 11 years with Procter and Gamble in various senior marketing roles.

Mr. Moorhead will stand for re-election at the 2017 annual meeting of stockholders, and he will serve on the Audit and Nominating & Governance Committees.

The Board has determined that Mr. Moorhead satisfies the definition of “independent director” and the requirements for service on the Board's Audit Committee under the listing standards of the New York Stock Exchange ("NYSE").

On January 5, 2017, the Company issued a press release announcing the appointment of Mr. Moorhead to the Board. A copy of the press release is filed with this Form 8-K as Exhibit 99.1.

Item 7.01 Regulation FD Disclosure.

The Company has received formal notification from the NYSE that the Company is back in full compliance under the NYSE's continued listing standards and has been removed from its "Watch List." The reinstatement to full compliance is a result of the Company's consistently positive performance and execution of its business plan as submitted to the NYSE and the Company’s compliance with the NYSE's minimum market capitalization standard.

Item 9.01    Financial Statements and Exhibits

(d)       Exhibits.

Exhibit
Number    Description

99.1	Press Release of Cenveo, Inc. dated January 5, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 5, 2017

CENVEO, INC.

By:	/s/ Scott J. Goodwin
Scott J. Goodwin
Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number    Description

99.1	Press Release of Cenveo, Inc. dated January 5, 2017